Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: Thomas Golembeski (media) 215-977-6298 Neal Murphy (investors) 866-248-4344	For release: 5:00 p.m. October 27, 2008

No. 15

SUNOCO LOGISTICS PARTNERS L.P. REPORTS THE THIRD QUARTER 2008 RESULTS AND

DECLARES THIRD QUARTER DISTRIBUTION

PHILADELPHIA, October 27, 2008 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced quarterly net income for the third quarter ended September 30, 2008 of $50.3 million, or $1.19 per limited partner unit on a diluted basis, compared with $37.5 million, or $0.97 per limited partner unit on a diluted basis, for the third quarter ended September 30, 2007. Operating income for the third quarter ended September 30, 2008 increased by $11.9 million, or 26.0 percent, from the prior year’s third quarter. The improvement was driven by higher margins and fees across all segments, increased volumes within certain segments of the Western Pipeline system and additional tankage placed into service at the Nederland terminal. These improvements to operating income were partially offset by lower volumes within certain terminal facilities and the Eastern Pipeline, as well as a $2.5 million charge associated with property damages caused by the hurricanes experienced during the quarter. In addition, the Partnership estimates that approximately $3.0 million of revenue was lost during the quarter as a result of hurricane disruptions. Decreased interest expense contributed further to the $12.8 million increase in net income.

For the nine months ended September 30, 2008, net income increased to $139.2 million compared to $85.1 million for the nine months ended September 30, 2007. Operating income for the nine months ended September 30, 2008 increased $50.8 million, or 45.6 percent, when compared to the prior year period. The increase was the result of higher margins and fees across all segments, increased volumes within certain segments of the Western Pipeline system and additional tankage placed into service at the Nederland terminal. These improvements to operating income were partially offset by lower volumes within certain terminal facilities and the Eastern Pipeline, a $5.7 million non-cash impairment charge related to a cancelled project and property damages caused by the hurricanes noted above. Decreased interest expense contributed further to the $54.1 million increase in net income.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the third quarter of 2008 of $0.965 per common partnership unit ($3.86 annualized) payable November 14, 2008 to unit holders of record on November 7, 2008.

“The third quarter results, which were just short of the record set in the last quarter, evidenced the focus we have on continued sustainable cash flow growth across all business segments. Our Western Crude Oil system, in particular, had a very strong quarter despite the impact of Hurricanes Ike and Gustav. Margins in the Lease Acquisition business continue to be strong with higher than normal volumes in Oklahoma, as well as favorable crude oil market differentials. Pipeline volumes, despite being lower than last year, were reasonable given the hurricane disruptions. Our businesses benefited from higher pipeline tariffs and terminal rates as the escalating cost of building new infrastructure has enabled margin expansion from our existing infrastructure,” said Deborah M. Fretz, President and Chief Executive Officer. “We expect to close the acquisition of the ExxonMobil MagTex pipeline system in the fourth quarter and, with our strong balance sheet and a debt to EBITDA ratio of 2.1x, among the lowest in our competitive group, we will debt finance this transaction. The acquisition will be immediately accretive to the LP unitholders and will provide a refined products platform in the Gulf Coast which will facilitate additional organic investments. Despite the turmoil in the credit markets, our business model remains solid and transparent and our strong financial position supports future growth. We announced a cash distribution of $0.965, a 3.2% increase versus last quarter and a 13.5% increase versus the third quarter 2007. It is the twenty-first distribution increase in the last twenty-two quarters. As announced last quarter, we expect to increase our 2009 distribution by at least 10% and we reaffirm this guidance given the investment opportunities we have underway.”

Segmented Third Quarter Results

Eastern Pipeline System

Operating income for the Eastern Pipeline system increased $2.7 million to $17.4 million for the third quarter ended September 30, 2008 compared to the prior year’s third quarter. Sales and other operating revenue increased by $0.7 million to $31.7 million due primarily to higher fees across the Partnership’s refined product and crude oil pipelines, partially offset by decreased volumes. Other income decreased $1.9 million compared to the prior year’s third quarter due primarily to decreased refined product volumes experienced during 2008 by the Partnership’s joint venture interests. Operating expenses decreased by $4.5 million to $9.0 million due primarily to the impact of increased crude oil and refined product prices on operating gains and a decreased level of environmental charges compared to the prior year period.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $1.2 million to $13.7 million for the third quarter ended September 30, 2008 compared to the prior year’s third quarter. Sales and other operating revenue increased by $4.8 million to $40.6 million due primarily to increased terminal fees, the addition of tankage at the Nederland terminal and increased refined product additive revenues. These increases were partially offset by decreased throughput within the refinery and refined product terminals. Operating expenses increased by $3.1 million to $17.9 million for the third quarter of 2008 due primarily to damages incurred from hurricanes during the third quarter, increased product additive costs and higher utility costs. These higher costs were partially offset by product overages which were favorably impacted by the increased price of crude oil.

Western Pipeline System

Operating income for the Western Pipeline system increased $8.1 million to $26.7 million for the third quarter of 2008 compared to the prior year’s third quarter due primarily to the establishment of a bi-directional pipeline connection to the Partnership’s Nederland terminal, increased volumes on certain pipeline segments, increased pipeline fees and higher lease acquisition margins.

Higher crude oil prices were a key driver of the overall increase in total revenue, cost of products sold and operating expenses from the prior year’s quarters. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $118.13 per barrel for the third quarter of 2008 from $75.33 per barrel for the third quarter of 2007.

Segmented Nine Month Results

Eastern Pipeline System

Operating income for the Eastern Pipeline system increased $7.5 million to $42.7 million for the nine months ended September 30, 2008 compared to the prior year period. Sales and other operating revenue increased by $3.7 million to $89.6 million due primarily to higher fees across the Partnership’s refined product and crude oil pipelines, partially offset by decreased volumes. Other income decreased $3.9 million compared to the prior year period as a result of decreased refined product volumes experienced during 2008 by the Partnership’s joint venture interests. Operating expenses decreased by $8.1 million to $31.0 million due primarily to the impact of increased crude oil and refined product prices on operating gains and a decreased level of environmental charges compared to the prior year. This decrease was partially offset by increased utility costs throughout the system.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $2.5 million to $42.9 million for the nine months ended September 30, 2008 compared to the prior year period. Operating income was reduced during the first nine months of 2008 due to a $5.7 million non-cash impairment charge related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility. Sales and other operating revenue increased by $15.3 million to $119.3 million due primarily to the addition of new tankage at the Nederland terminal, higher fees at the Partnership’s Nederland and refined products terminals, and increased product additive revenues. The increases were partially offset by decreased volumes in the Partnership’s refinery and refined products terminals. Other income increased $0.8 million from the first nine months of 2008 as a result of an insurance recovery recorded during the second quarter associated with hurricane damage sustained in 2005. Operating expenses increased by $5.4 million to $45.5 million for the period ended September 30, 2008 due primarily to increased product additive costs, damages incurred at the Partnership’s Nederland terminal from the hurricanes experienced during the third quarter, higher utility costs and timing of maintenance activity. These higher costs were partially offset by product overages which were favorably impacted by the increased price of crude oil. Selling, general and administrative expenses increased by $1.7 million to $13.9 million for the nine months ended September 30, 2008. During 2007, expenses were reduced by $0.9 million in connection with an insurance recovery.

Western Pipeline System

Operating income for the Western Pipeline system increased $40.9 million to $76.9 million for the first nine months of 2008 compared to the prior year period due primarily to the establishment of a bi-directional pipeline connection to the Partnership’s Nederland terminal, increased volumes on certain pipeline segments, increased pipeline fees and higher lease acquisition margins. Other income also contributed to the increased profitability due to increased equity income associated with the Partnership’s joint venture interests and the gain on an insurance recovery discussed above.

Higher crude oil prices were a key driver of the overall increase in total revenue, cost of products sold and operating expenses from the prior year period. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $113.38 per barrel for the first nine months of 2008 from $66.26 per barrel for the first nine months of 2007.

Other Analysis

Financing Costs

Net interest expense decreased $3.2 million for the nine months ended September 30, 2008, compared to the prior year period. The decrease was due primarily to decreased borrowings and lower interest rates related to the Partnership’s revolving credit facility. As of September 30, 2008, the Partnership had total debt outstanding of $525.2 million, which consisted of $424.2 million of Senior Notes and $101.0 million of borrowings under the Partnership’s credit facilities as compared to $515.1 million of total debt outstanding at December 31, 2007. As of September 30, 2008, the Partnership had available borrowing capacity of $399.0 million under its credit facilities and a Debt to EBITDA ratio of 2.1x for the trailing twelve month period.

Capital Expenditures

Maintenance capital expenditures for the nine months ended September 30, 2008 were $15.7 million. The Partnership expects that maintenance capital spending for 2008 will be approximately $27.0 million for the full year.

Expansion capital expenditures for the nine months ended September 30, 2008 were $73.4 million compared to $72.5 million for the first nine months of 2007. Expansion capital for 2007 included the $13.4 million acquisition of a 50 percent interest in a Syracuse, New York refined products terminal. Expansion capital for 2008 includes construction in progress, in connection with the Partnership’s agreement with Motiva Enterprises LLC, of three crude oil storage tanks at its Nederland Terminal and a crude oil pipeline from Nederland to Motiva’s Port Arthur, Texas refinery. Expansion capital also includes construction of five additional crude oil storage tanks at Nederland, for a total of eight crude oil storage tanks under various levels of construction at Nederland during 2008. These eight crude oil storage tanks will have a combined shell capacity of approximately 4.8 million barrels.

Non-GAAP Financial Measures

Management of the Partnership believes EBITDA information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA does not represent and should not be considered an alternative to net income as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses. Reconciliations of this measure to the comparable GAAP measure are provided in the table accompanying this release.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income Statement
Sales and other operating revenue	$2,829,507	$1,936,215	$8,539,317	$5,116,065
Other income	6,245	8,388	19,854	21,125

Total Revenues	2,835,752	1,944,603	8,559,171	5,137,190

Cost of products sold and operating expenses	2,752,609	1,875,714	8,316,720	4,955,302
Depreciation and amortization	10,010	9,556	29,499	27,867
Selling, general and administrative expenses	15,270	13,411	44,827	42,417
Impairment Charge	—	—	5,674	—

Total costs and expenses	2,777,889	1,898,681	8,396,720	5,025,586

Operating income	57,863	45,922	162,451	111,604
Interest cost and debt expense, net	8,506	9,360	25,904	28,979
Capitalized interest	(977)	(952)	(2,613)	(2,450)

Net Income	$50,334	$37,514	$139,160	$85,075

Calculation of Limited Partners’ interest:
Net Income	$50,334	$37,514	$139,160	$85,075
Less: General Partner’s interest	(16,070)	(9,682)	(42,288)	(15,313)

Limited Partners’ interest in Net Income	$34,264	$27,832	$96,872	$69,762

Net Income per Limited Partner unit
Basic	$1.20	$0.97	$3.38	$2.44

Diluted	$1.19	$0.97	$3.36	$2.43

Weighted average Limited Partners’ units outstanding:
Basic	28,657,485	28,586,280	28,647,578	28,579,263

Diluted	28,845,559	28,739,232	28,830,653	28,722,026

Capital Expenditure Data:
Maintenance capital expenditures	$7,884	$7,021	$15,655	$14,562
Expansion capital expenditures	28,665	16,254	$73,389	$72,528

Total	$36,549	$23,275	$89,044	$87,090

	September 30, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	525,249	515,104
Total Partners’ Capital	631,979	591,045

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Eastern Pipeline System:
Sales and other operating revenue	$31,736	$30,984	$89,579	$85,874
Other income	2,271	4,116	6,521	10,448

Total Revenues	34,007	35,100	96,100	96,322

Operating expenses	9,021	13,491	31,006	39,074
Depreciation and amortization	2,442	2,259	7,321	6,815
Selling, general and administrative expenses	5,156	4,626	15,092	15,206

Operating Income	$17,388	$14,724	$42,681	$35,227

Terminal Facilities:
Sales and other operating revenues	$40,634	$35,874	$119,290	$104,033
Other Income	—	—	825	—

Total Revenues	40,634	35,874	120,115	104,033

Operating expenses	17,938	14,883	45,539	40,161
Depreciation and amortization	4,198	3,878	12,191	11,368
Selling, general and administrative expenses	4,760	4,550	13,853	12,158
Impairment Charge	—	—	5,674	—

Operating Income	$13,738	$12,563	$42,858	$40,346

Western Pipeline System:
Sales and other operating revenue	$2,757,137	$1,869,366	$8,330,448	$4,926,152
Other income	3,974	4,263	12,508	10,683

Total Revenues	2,761,111	1,873,629	8,342,956	4,936,835

Cost of products sold and operating expenses	2,725,650	1,847,340	8,240,175	4,876,067
Depreciation and amortization	3,370	3,419	9,987	9,684
Selling, general and administrative expenses	5,354	4,235	15,882	15,053

Operating Income	$26,737	$18,635	$76,912	$36,031

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	62,856,632	67,671,264	61,428,075	64,820,837
Revenue per barrel mile (cents)	0.549	0.498	0.532	0.485
Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	437,018	442,054	428,146	432,685
Nederland terminal	545,105	490,272	541,517	521,147
Refinery terminals (4)	646,478	727,870	647,891	686,033
Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	492,823	528,407	530,109	532,656
Crude oil purchases at wellhead (bpd)	176,739	177,025	175,173	180,826
Gross margin per barrel of pipeline throughput (cents) (5)	62.0	38.3	55.3	27.8

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Includes results from the Partnership’s purchase of a 50% undivided interest in a refined products terminal in Syracuse, New York in June 2007.

(4)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

	Nine Months Ended September 30, 2008	Three Months Ended December 31, 2007
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)
Net Income	$139,160	$35,800
Add: Interest cost and debt expense, net	25,904	9,720
Less: Capitalized interest	(2,613)	(969)
Add: Depreciation and amortization	29,499	9,474
Add: Impairment charge	5,674	—

EBITDA	$197,624	$54,025

Total Debt as of September 30, 2008		$525,249
Trailing twelve month EBITDA as of September 30, 2008		$251,649
Total Debt to EBITDA Ratio		2.1x

An investor call with management regarding the third-quarter results is scheduled for Tuesday morning, October 28 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 67276570”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #67276570.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined products terminal capacity and 23.4 million shell barrels of crude oil terminal capacity (including approximately 16.5 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on August 6, 2008. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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